UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 27, 2009

Date of Report (Date of earliest event reported)

KapStone Paper and Packaging Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-51150	20-2699372
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Skokie Boulevard, Suite 300 Northbrook, Illinois		60062
(Address of principal executive offices)		(Zip Code)

(847) 239-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On March 30, 2009, KapStone Paper and Packaging Corporation (“Kapstone”) entered into a Second Amendment and Limited Waiver Agreement (““Second Amendment”) dated as of March 30, 2009 by and among Kapstone, certain of its subsidiaries, the lenders who are a party thereto and Bank of America, N.A., as Administrative Agent, amending Kapstone’s Credit Agreement dated as of June 12, 2008, as previously amended (the “Credit Agreement”). Also on March 27, 2009, Kapstone entered into a Limited Waiver and Amendment No. 2 to Note Agreement (“Note Agreement Amendment”) dated March 27, 2009 by and among Kapstone, KapStone Kraft Paper Corporation and The Prudential Insurance Company of America, amending Kapstone’s Note Purchase Agreement dated as of July 1, 2008, as previously amended (the “Note Purchase Agreement”).  The Second Amendment and the Note Agreement Amendment waive any event of default that might arise as a result of Kapstone’s failure to comply with the total leverage ratio covenant as of March 31, 2009.  The waiver will terminate on May 1, 2009 unless, (i) Kapstone has consumated the sale of its Ride Rite Division operating out of Fordyce, Arkansas on or before May 1, 2009 and (ii) Kapstone is in compliance with a pro forma total leverage ratio as of March 31, 2009, which includes for pro forma purposes the gain recognized upon such sale.  On March 31, 2009, Kapstone closed on the sale of its Ride Rite Division.  In addition, the Second Amendment and the Note Agreement Amendment amended the definition of “Earn-Out Obligations” to permit Kapstone to pay to International Paper Company a required earn-out obligation triggered by the sale of the Ride Rite division without requiring repayment of the outstanding debt under the Credit Agreement and the Note Purchase Agreement.

Item 9.01               Financial Statements and Exhibits

99.1      Second Amendment and Limited Waiver Agreement dated as of March 30, 2009 by and among Kapstone Kraft Paper Corporation, KapStone Paper and Packaging Corporation, the lenders who are a party thereto and Bank of America N.A.

99.2      Limited Waiver and Amendment Number 2 to Note Agreement dated as of March 27, 2009 among KapStone Kraft Paper Corporation, KapStone Paper and Packaging Corporation and The Prudential Insurance Company of America.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2009

KAPSTONE PAPER AND PACKAGING CORPORATION

	By:	/s/ Roger W. Stone
	Name:	Roger W. Stone
	Title:	Chief Executive Officer